Exhibit 99.2

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EDITED TRANSCRIPT

EVENT DATE/TIME: AUGUST 09, 2017 / 12:00PM GMT

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

CORPORATE PARTICIPANTS

C. Richard K. Medlock WorldPay Limited - CFO & Director

Charles D. Drucker Vantiv, Inc. - CEO, President and Director

Nathan A. Rozof Vantiv, Inc. - SVP of IR

Philip E. R. Jansen WorldPay Limited - CEO & Director

Stephanie Ferris Vantiv, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ashwin Vassant Shirvaikar Citigroup Inc, Research Division - Director and U.S. Computer and Business Services Analyst

Craig Jared Maurer Autonomous Research LLP - Partner, Payments and Financial Technology

Daniel Rock Perlin RBC Capital Markets, LLC, Research Division - Analyst

David John Koning Robert W. Baird & Co. Incorporated, Research Division - Associate Director of Research and Senior Research Analyst

David Mark Togut Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

Georgios Mihalos Cowen and Company, LLC, Research Division - Director and Senior Research Analyst

Jeffrey Brian Cantwell Guggenheim Securities, LLC, Research Division - VP and Analyst

Joseph Dean Foresi Cantor Fitzgerald & Co., Research Division - Analyst

Josh J. Beck KeyBanc Capital Markets Inc., Research Division - Senior Research Analyst

Robert Paul Napoli William Blair & Company L.L.C., Research Division - Partner and Co-Group Head of Financial Services and Technology

PRESENTATION

Operator

Thank you for standing by. And welcome to the Vantiv and Worldpay conference call. I must advice you that this call is being recorded today, August, 9, 2017.

I would now turn the conference over to Nathan Rozof, Head of Investor Relations at Vantiv.

Nathan A. Rozof - Vantiv, Inc. - SVP of IR

Thank you. Good morning, and good afternoon to those of you listening to us today from U.K. Thank you for joining us to discuss Vantiv’s combination with Worldpay. Together, we will create a leading omnicommerce payments company. And the chief purpose of today’s call is to discuss the strategic rationale and investment thesis for this transaction.

Please note that earlier today, Vantiv announced its second quarter of 2017 results and Worldpay announced its first half 2017 results, both of which we’ll discuss briefly during this call. The press release, slide presentation and other materials describing our combination as well as each company’s earnings release can be found on our respective corporate websites.

I would also direct your attention to the safe harbor statement and other required statements on Page 2 of our presentation. Throughout this conference call, we will be presenting non-GAAP and pro forma financial information, including net revenue, adjusted EBITDA, pro forma adjusted net income and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. Reconciliations of our non-GAAP pro forma financial information to the GAAP financial information appear in today’s press release.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger ConferenceCall

Finally, before we begin our formal remarks, I need to remind everyone that our discussion today will include forward-looking statements. These forward-looking statements are not guarantees of future performance. And therefore, you should not put undue reliance upon them. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Please refer to the forward-looking statement disclosure in today’s earnings release and in our periodic filings with the U.S. Securities and Exchange Commission. Additional details concerning our business risks and the factors that could cause actual results to materially deviate from our forward-looking statements can be found in our annual report on Form 10-K under the headings, Risk Factors and MD&A, and in other filings with the SEC, which are available at sec.gov. Furthermore, this call and presentation may be deemed to be solicitation material in respect of the transaction and we urge our investors to read the Proxy Statement and other relevant documents filed or to be filed with the SEC, including information regarding persons who may be deemed participants in this presentation.

Turning to Slide 3. Let me summarize the structure of this transaction. The transaction will create a company with an enterprise value of GBP 22.2 billion or $28.8 billion. It contemplates a premium of approximately 34% for Worldpay’s 6 months volume weighted average price and ascribes Worldpay an enterprise value of approximately GBP 9.3 billion or $12 billion. Worldpay shareholders will receive 55p in cash and 0.0672 new Vantiv shares for each share of Worldpay stock they own. Vantiv is offering a mix and match facility, and Worldpay shareholders will be entitled to 0.8p interim dividend and a 4.2p closing dividend.

On Tuesday, Vantiv announced its buyback of $19.8 million Vantiv shares from Fifth Third Bank. Fifth Third is a strong partner as well as our largest client. We have a deep and strategic relationship that works in many years in the future, and we are grateful for their support. In order to enhance the transaction by increasing accretion to reduce — and to reduce potential regulatory risk, we jointly decided to execute this $1.27 billion share repurchase that will reduce Fifth Third’s position to 4.9% of the new combined company. Vantiv shareholders will own approximately 57% and Worldpay shareholders approximately 43% of the new company, which will be called Worldpay. The company will be listed on the New York Stock Exchange and will have a secondary listing on the London Stock Exchange. Cincinnati, Ohio, will become the combined company’s global and corporate headquarters, and London will become its international headquarters.

Charles Drucker will serve as our combined company’s Executive Chairman and co-CEO; Philip Jensen will serve as our co-CEO; and Stephanie Ferris will serve as CFO, both reporting to Charles. The combined company will have a 13 person Board, comprising 8 Vantiv designated and 5 Worldpay designated directors.

As shown on Slide 4, today’s call will feature Vantiv Chief Executive Officer, Charles Drucker; and Worldpay Chief Executive Officer, Philip Jansen; as well as Vantiv Chief Financial Officer, Stephanie Ferris; and Worldpay Chief Financial Officer, Rick Medlock.

I will now turn the call over to Charles Drucker, who’ll begin his remarks on Slide 5. Charles?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Thank you, Nate. Philip and I wanted to say, we’re delighted to be talking to everybody today. This is a powerful combination that is strategically compelling for both companies. It joins 2 highly complementary businesses and will allow us to achieve more together than either of us could do on our own. That business will have multiple opportunities to deliver growth. First, the combination will create a global eCommerce leader. ECommerce is growing twice as fast as the overall payment market and that company will have unparalleled scale, a comprehensive suite of solutions and a worldwide reach to be a global partner of choice. Second, we will expand into high-growth markets in order to benefit from the secular growth in electronic payments across international geographies, high-growth verticals and new client segments. Third, that combined company will have the capacity to deliver innovation at scale. Scale is an asset in industry and so was the ability to innovate. What’s uncommon is having the combination of both. We’ll have the size and capabilities to deploy advanced payment technologies in ways that are more nimble and more cost effective, further differentiating us from our peers. Finally, all 3 of these strategic benefits are enhanced by a significant cost synergies. We anticipate that this transaction will achieve annual reoccurring pretax cost synergies of approximately $200 million by the end of year 3 after closing.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger ConferenceCall

Turning to Slide 6. We’ve all seen the impact of technology. Consumers worldwide now expect to transact using all form factors across all channels and to do it simply and seamlessly in a way that are fast and secure. Across the world, merchants are rising to meet these expectations, integrating both their physical and online presence as well as their payment systems. Merchants need a more global strategic partner to help them tackle this complexity. Together, our combined company will meet that challenge by providing them with simplicity and innovation. We’ll be the global one-stop shop offering scalability and reliability solutions that provide customers with always on omnicommerce payment capabilities. In particular, that company will be well positioned for success in eCommerce, the fastest growing part of the payments industry. As noted on this slide, eCommerce is projected to double by 2020, driven by connectivity, mobility and cross-border. Rapid growth in eCommerce creates an exciting opportunity for our combined company.

As shown on Slide 7, our new company will be positioned for success in the fast-growing, but fragmented market. Vantiv’s robust U.S. eCommerce and omnichannel offering provides leading capabilities to domestic merchants. Worldpay international online and multicurrency payment offering serves the world’s largest eCommerce merchants outside of the U.S. Together, we create a unique and powerful global eCommerce player. That company will have the scale and a leading global position, enabling us to offer a genuinely worldwide solution, with strengthens across both the U.S. and international markets. We will have the ability to support more than 300 different payment methods across 146 countries and 126 currencies. Our integrated technology platform will enable us to offer differentiated products, including data and analytics and value-added services.

That combination creates an unrivaled client value proposition. We’ll be a one-stop shop for global merchants omnicommerce needs, cutting through complexity and enable them to enter markets easily and seamlessly. We’ll offer merchants a unified global look of the data across their physical, online and mobile channels. Our combined capabilities will create significant cross-selling opportunities. We will offer international capabilities to Vantiv’s existing U.S. clients. We will help Worldpay’s non-U.S. clients penetrate the U.S. and provide attractive solutions encompassing multicurrencies and payment options to global clients searching for a strategic partner.

So now I’d like to turn the call over to Philip to explain a little bit more.

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Thank you, Charles. Good morning, everyone. Turning to Slide 8. Vantiv has pioneered the expansion of integrated payments in the U.S. and is now an established leader in this market segment. By working with developers to embed payments into integrated point-of-sale software, Vantiv has built a compelling solution that is particularly attractive in the SMB market. We expect the increasing adoption of integrated payments among SMBs to continue to contribute to Vantiv’s strong growth in the U.S.

In addition, however, we see growth opportunities from combining Vantiv with Worldpay. First, we will be more able to easily access and follow Vantiv’s U.S. integrated payment clients and partners as they expand overseas. Second, we see significant opportunities in the U.K. with our existing 250,000 SMBs as well as with new customers, as demand for Integrated Payments takes off. And finally, we see an opportunity to use our expertise as a springboard to expand into other markets as Integrated Payments gain more traction across the world.

As shown on Slide 9, Worldpay and Vantiv have both developed differentiated expertise in vertical markets. We both succeeded by creating products and solutions that are highly specialized and reflect a deep knowledge of each industry. Because these solutions are embedded in their respective industry ecosystems, they’ve produced strong recurring revenue and are also difficult to dislodge. We tried to expand our vertical expertise, particularly in high-growth verticals. We expect B2B, health care and digital, in which Vantiv and Worldpay, respectively, have already made significant investments. We’ll continue to benefit from increasing card adoption, creating sectors with strong and sustainable secular growth.

Looking at Slide 10. Our extremely competitive position in the world’s 2 largest and most developed payments markets plus our reach into 146 countries will create a truly global platform for international expansion. What excites us even more on the opportunities to expand into other geographies that Worldpay is just beginning to tap. Latin America and Asia-Pacific offer outstanding growth potential. We are already active in these markets, offering eCommerce solutions to global merchants. We plan to build our presence and go domestic over time in many of these markets, expanding our global revenue base. Emerging markets are expected to drive 75% of all global card volume growth over the next 10 years. Together, Worldpay and Vantiv can leverage our position as a leader in the deepest and most attractive global markets as a platform to capture this growth.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger ConferenceCall

As Charles mentioned earlier at the begin of this presentation, the combined company will have the unique capacity to deliver innovation at scale. As shown on Slide 11, our combined company will be the leading global merchant acquirer, possessing more than $1.5 trillion in volume each year with one of the lowest, if not, the lowest cost structure. We’ll have the unmatched scale to support hundreds of thousands of merchants around the world. We should be clear here, size and scale are not the same things. Our combined company will not nearly be large. Our new company will benefit from the differentiated solution set created by Vantiv’s agile, integrated and scalable U.S. platform and Worldpay’s next-generation secure and flexible global technology. Worldpay is just coming to the end of a significant multiyear CapEx investment program, and the combined company will benefit from its enhanced technology platform. Both companies have built their systems to expect payments in any form as well as to support the integration of physical, online and mobile commerce solutions. Together, this new company will have a very powerful platform for growth.

These capabilities combined with their willingness to confidently adapt and integrate new innovations, position us to serve as merchants single-point eCommerce and omnicommerce solution, making us a global partner of choice for merchants, developers and disruptors worldwide.

Looking at Slide 12. Joining our companies will create an unmatched integrated technology platform. We’ll have a robust competitive position ranked #1 in the U.S., #1 in the U.K. and #1 globally. Vantiv is today the #1 U.S. payments company with the leading position in both total and embedded transaction. Worldpay is the U.K.’s #1 payments company and the #1 international payments provider with extensive multicurrency and alternative payments capabilities. Combined, this new company will be the leading strategic partner for merchants. Vantiv has industry leading capabilities in Integrated Payments, and Worldpay is a leader in international eCommerce. Together, we’ll be a global omnicommerce leader able to support merchants’ integrated online, offline and mobile transactions. As I said earlier, both organizations have deep expertise in vertical markets. We will create new solutions that enable us to penetrate high-growth verticals, while deepening our presence in the sectors where we already operate.

Quite simply our scale, our highly complementary expertise and our technology will enable us to innovate and serve our clients as never before, better and faster than even Worldpay or Vantiv could do alone.

Now let me pass the call to Stephanie Ferris.

Stephanie Ferris - Vantiv, Inc. - CFO

Thank you, Philip, and good morning, everyone. On Slide 13, we’ve shared some figures to size our business on a pro forma basis for the full year of 2016. All of these amounts are before synergies. On a combined base of over $1.5 trillion of sales volume across 40 billion transactions, we would have generated net revenue of $3.2 billion in 2016. We also would have generated $1.5 billion in adjusted EBITDA, with an industry-leading 48% pro forma adjusted EBITDA margin. And given Worldpay’s recent technology investments, this high-level profitability would still have room for further margin expansion. Our combined company would have generated $1.2 billion of free cash flow, representing nearly 80% conversion of adjusted EBITDA, which again, includes Worldpay’s substantial CapEx investments in 2016.

Looking ahead, you will see on Slide 14, that this transaction will increase our ability to grow revenue, including cross-sell opportunities and expansion into new high-growth markets, as Charles and Philip have both previously discussed. We also anticipate realizing approximately $200 million of annual recurring pretax cost synergies by the end of year 3, following the close of the transaction. Most of these will come from harmonizing our combined company’s U.S. platforms and from streamlining corporate costs. We project earnings accretion to our existing and new shareholders beginning in 2019 and expanding thereafter. In addition, both our businesses have a strong credit profile, giving us ample potential to delever in the near-term, similar to what we have in the past. We are targeting our 4x debt-to-EBITDA leverage ratio over the 12 to 18 months post closing of the transaction.

Turning to Slide 15. Our combined company will have a powerful business model and a compelling financial profile. Our business model features a high proportion of recurring revenue from a sticky customer base that enjoys minimal client concentration. In addition, we will expect that the tremendous expansion in payments in the U.S., the U.K. and globally will continue to drive robust organic growth. Our highly competitive cost of processing as well as our ability to expand margins due to our scalable technology positions us to be able to drive continued earnings growth.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Now I’d like to briefly review Vantiv’s 2017 second quarter results and our outlook for both the third quarter and the full year 2017. We are pleased to report another solid quarter with net revenue increasing 10% to $530 million and pro forma adjusted net income per share increasing 19% to $0.83. Merchant Services net revenue increased 16% to $449 million, primarily due to a 10% increase in transactions and a 5% increase in net revenue per transaction. On an organic basis, our Merchant Services net revenue grew low-double digits. Financial Institution Services net revenue decreased 13% to $81 million, primarily due to the decommission of a major client, the remaining effects from the Fifth Third Bank contract renewal and lapping the contribution from EMV card reissuance and fraud-related services in the prior year period.

Turning to Slide 17. You will see Vantiv is increasing our full year 2017 guidance. Reflecting strong first half performance, we tightened the low-end of our net revenue expectation, which is now $2.1 billion to $2.12 billion, representing net revenue growth of 10% to 11% above the prior year. We have also raised our full year pro forma adjusted net income per share range to $3.31 to $3.36, primarily due to the share repurchase that we announced yesterday. In addition, we are providing guidance for the third quarter. We expect third quarter net revenue to be $544 million to $554 million, representing an increase of 11% to 13% over the prior year period, and pro forma adjusted net income per share is expected to be $0.88 to $0.90. Our guidance, of course, does not reflect any impact from the transaction with Worldpay.

Now I’d like to pass the call over to Rick.

C. Richard K. Medlock - WorldPay Limited - CFO & Director

Thanks, Stephanie, and good morning, good afternoon, everyone. Worldpay had a strong first half. And I think we’ve made great progress across the business. And we’ve delivered a robust financial performance. I think that’s especially given the tough comparative from the exceptional growth that we saw in the first half of 2016. The further acceleration in the pace of our technology development, our innovation and our new products is delivering better outcomes for our merchants. And as we planned, we are successfully migrating customers onto our new acquiring platform, a key element of our technology, which will enable us to compete sustainably and effectively on a global scale. And we’re strengthening our customer relationships across all divisions and expanding our global capabilities and market reach with a focus on key growth markets such as Latin America and Asia Pacific. Our confidence remains high, and this is reflected in our medium-term revenue growth guidance, which is unchanged.

Slide 19 shows, we’ve continued to make very good progress across all our KPIs. Transaction growth in terms of value is at 11%. That drove net revenue also up 11% and after strong performance against the 16% growth in the first half of last year. Underlying EBITDA was up 14% with margin increasing by 80 basis points ahead of expectations. And finally, we generated GBP 60 million of free cash flow and that’s a good performance given the headwind of over GBP 50 million from higher tax payments and increased CapEx investment.

If I now look at divisional performance on Slide 20, global eComs delivered net revenue growth of 17% and underlying EBITDA, up 20%. And even with the benefit from some currency translation, this is a great performance, given the 25% growth that we recorded in the first half of last year. We saw good momentum right across eCom. And we’re now really starting to see the benefit of the investments that we’ve made in our reaching capabilities. These are driving growth in regions such as Asia-Pacific and Latin America, where we’re growing at a rate that’s a multiple of overall eCom growth. The U.K. has made good progress on our strategy to deliver more value for merchants. Net revenue growth was 2%, which reflected a demanding comparative from the first half of 2016, year-on-year increases in scheme fees and a deceleration in U.K. consumer spending towards the end of the half. We are expecting to deliver strong net revenue growth in the second half of the year, driven by changes in sales strategy, pricing and take-up of value-added products and services. Finally, we’re continuing to make progress on the repositioning of our U.S. business. There are positive signs across a broad front in terms of operations, customer service and products. Although, it’s taking a little longer than we would like for this progress to be reflected in the U.S. financial performance, we continue to manage costs quite tightly, and so underlying EBITDA was stronger, growing going 12% on a constant-currency basis.

And with that, I’ll hand back to Charles.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

So thank you, Rick. So to summarize on Slide 21, this is a powerful combination that is compelling for both companies. It creates an unmatched global eCommerce leader, with the #1 share in the world’s 2 largest and most developed payment markets and the #1 share worldwide. It extends our presence in the high-growth markets, and it creates a combination of scale, distribution and technology that provides significant competitive advantages, which will enable us to create disruptive innovation worldwide.

Concluding on Page 20 — Slide 22, as I look at the competitive landscape and see where we’ll be positioned, I’m very excited of where we’re going. This combination will enable us to lead competition and to create the future of payments.

So before I open it up to the operators, I want to take just a moment to reach out and thank our employees of both companies, Philip and I have talked about this, that we want to thank our employees. They look after our clients every day. They wake up and they take care of our clients needs. If not for them, we would not have been in this position to put these great companies together. So thank you for what you do every day for our clients and making both our companies great.

So operator, please open the lines and let’s take some questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And your first question today comes from David Koning of Baird.

David John Koning - Robert W. Baird & Co. Incorporated, Research Division - Associate Director of Research and Senior Research Analyst

Congrats. This is really exciting.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Thank you, David.

Stephanie Ferris - Vantiv, Inc. - CFO

Thank you.

David John Koning - Robert W. Baird & Co. Incorporated, Research Division - Associate Director of Research and Senior Research Analyst

Yes. And I guess, first of all, I was just wondering you talked about synergies which seem pretty massive. And I was wondering maybe if you could talk a little bit about the timing of year 1, 2 and 3? Is it pretty well staged each year getting up to that $200 million by the end of the year 3?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. So I think, we — I’ll start and then maybe Charles can — and Philip can follow-up, I guess. So we laid up the synergies of about $200 million, expecting, like we said, the majority of those to come through the harmonization of our U.S. platform as well as some duplicative corporate cost coming through. We do feel very comfortable with the timing that we’ve laid out. That being said, we haven’t started all the detailed integration work, which as you know, we have a lot of experience doing. And so we feel pretty good about the timing, but don’t [harness]it to a dollar for dollar, because we are just starting to do the integration work.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

And I’d say, we have good track record of delivering on the synergies. So these are things that we’ve done as both the companies together before.

David John Koning - Robert W. Baird & Co. Incorporated, Research Division - Associate Director of Research and Senior Research Analyst

Great. Okay. And then I guess, just one other one. On the core business, I mean, it’s pretty exciting that Vantiv’s standalone accelerated in merchant. And maybe just a little commentary on how big-box shaped up for you this quarter. It seems like maybe that got a little better. And then, on the Paymetric acquisition, I think that’s in the guidance now? Maybe those 2 things.

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, absolutely. So — yes, so we were pretty pleased with the quarter’s performance. It came in slightly above the top end up our guide. We did close Paymetric at the end of May. So it came in with very immaterial in terms of the quarter. We do have it reflected in the guide now. And so it is fully in, and we’re working on that integration now. As far as big-box retailers, so same-store sales growth, we saw get modestly better, but transparently, not significantly better than we had seen in the first quarter. So our expectations continue to be in line with where we came in the second quarter, and we were too pleased with the results.

Operator

Your next question today comes from Josh Beck of KeyBanc.

Josh J. Beck - KeyBanc Capital Markets Inc., Research Division - Senior Research Analyst

I wanted to ask about the revenue synergies. So when you think about the potential to gain share in U.S. eCommerce or Integrated Payments globally, are those important categories? Or are there other ones that you would point to when we think about top line synergies?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

I’ll take that. I think the key is, when we look at the Vantiv portfolio and as we go after the eCommerce market, we have had a lot of good success. However, where we have not had the success is, when a company has locations outside of the world, and then they might split the volume. Having the reach that Worldpay will have will allow, one, our existing clients us to be able to capture the other side of it and vice versa with Worldpay coming to the U.S. But I’m actually more excited about that market is continuing to grow, and we’re going to have a set of product features, functions and reach that we think is going to differentiate us. The data across that we can use to help them improve their authorization rates, their revenue uptake, I think, is going to stand us apart.

Josh J. Beck - KeyBanc Capital Markets Inc., Research Division - Senior Research Analyst

Great. And how should we think about the evolution of the technology platforms. Clearly, Worldpay has a very modern new platform. Vantiv is a highly efficient operator. Over time, do you see this company having multiple platforms? Any color you can share on the long-term vision for the tech platform would be great.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

So it’s still — and I think you stated it right, it’s still really early stage right now. But the thought process is, we’ll have a consolidated U.S. platform, we’ll have an international platform, and we’ll put more like a bridge in between, where our customers get a consolidated view. So from the customers perspective, they’ll all be consolidated view. And then, we’re going to look at the efficiencies across the platform of where they’re at. Now we’re in the early stages and that could change. We have different views. But right now, we’re thinking that, we’re going to have different front doors coming in, but 2 consolidated platforms.

Operator

Your next question comes from Ashwin Shirvaikar from Citi.

Ashwin Vassant Shirvaikar - Citigroup Inc, Research Division - Director and U.S. Computer and Business Services Analyst

Congratulations, everyone, for the deal. My question is, I want to start out asking about revenues. You obviously, started out and mentioned the possible revenue synergies. I was wondering if you could maybe take a shot at sizing some of the opportunity in terms of, for example, on the Vantiv side, what portion of your client base can use some of the Worldpay capabilities and conversely on the other side the same question?

Nathan A. Rozof - Vantiv, Inc. - SVP of IR

Ashwin, it’s Nate. So unfortunately, we cannot size revenue synergies. I think we’ll have more detail around those as we get the transaction closed, and we move into ‘18 and start providing combined company guidance. But I think that, the team here described the sources we see the greatest opportunities, particularly in eCommerce as well as opportunities in Integrated Payments and expanding into other high-growth markets.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

So you saw we sent Nathan on here — on the corner. Look, personally — and I’ll jump it over to Philip in a second, we’re very excited about the opportunity. But it really is too early. And our view is more of a long-term type of basis and be able to have the sustained growth.

Philip E. R. Jansen - WorldPay Limited - CEO & Director

The only thing I’d say, I think in terms of the rationale for the deal, I mean, the costs synergies speak for themselves, but actually, it’s all about growth. This is medium to long-term growth, and it’s behind the 3 things, I think, Charles has mentioned and we mentioned in the presentation, it’s scale, it’s innovation, it’s geographical reach. So those things combined will help us sustain the growth rates above market, which is our long-term aim.

Ashwin Vassant Shirvaikar - Citigroup Inc, Research Division - Director and U.S. Computer and Business Services Analyst

Got it. And then the follow-up question is with regards to as we think a little bit more near-term about 2018, how would you characterize the — sort of the dilution as a result of the investments you’re making on harmonizing and so on so forth? And what is the related tax rate that we should use in order to model this correctly?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, so I think we would expect modest dilution in 2018, as part of the combination, returning to positive accretion in 2019, as we stated. From a tax rate standpoint, not yet giving guidance on that, obviously, some more work to do there. We didn’t do this deal for a tax benefit, so it’d be the one thing I would say. So more to come there, Ashwin.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Operator

The next question comes from Georgios Mihalos from Cowen.

Georgios Mihalos - Cowen and Company, LLC, Research Division - Director and Senior Research Analyst

So I guess, the first question that I’d like to ask is, I guess, mostly for Philip and Rick here. As you think about the growth that you’ve seen Worldpay deliver again, double-digit growth now over the first half of the year. Given some of the things coming on in Europe, whether it’d be PSD2 or Brexit, how are you thinking about the growth profile of the Worldpay stand-alone business sort of going forward?

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Yes, I’ll go first, and Rick can chip in. I think nothing’s really changed in terms of our outlook. And I think, we being consistent from the time of the IPO in terms of our medium-term guidance, so nothing’s changed on that front. I think we’ll recognize with regard to Brexit, there is a potential economic slowdown at the macro level, which will impact our business. So we’re very resilient, but we’re not totally immune from that. And I think all our calculations going forward we’ve assumed a pretty conservative scenario for the future for that point of view. So I don’t think it’s material at all on our numbers and that’s certainly, our plans in the future to take that into account. And again, I think, if you look at our results today, we’re 14% up on EBITDA, I guess, a very strong first half in 2016. I think we’re pretty encouraged by these results. We can’t talk about future, but I think, hopefully, the future, you can take some comfort by looking at the history of what we’ve done over the last 7 years.

C. Richard K. Medlock - WorldPay Limited - CFO & Director

Yes. And I mean, I’d just add to that. I mean, Worldpay doesn’t give specific 1 year guidance. Our medium-term growth targets are unchanged and that is to grow our net revenues over the medium-term period. The guidance we gave at IPO was 9% to 11%. And we still believe that’s consistent and achievable over that period.

Philip E. R. Jansen - WorldPay Limited - CEO & Director

George, you asked one specific question on PSD2, which is a good one. I think, as times gone by, I think there is a lot of progress been made on 2 fronts. One is actually what it means. So what is PSD2 going to mean for the marketplace? What are the kind of propositions that might come about as a result of the change in the regulatory regime in Europe? So that’s the first thing. And the second thing, I think our thinking also developed quite considerably over the last 6 months. And I think, we have a stronger view that the balance of opportunities versus risk is very much awaited in the opportunity side. So there is a lot of work to be done on that front, but we feel pretty optimistic that we can develop some new propositions that will hit the market in a very exciting way.

Georgios Mihalos - Cowen and Company, LLC, Research Division - Director and Senior Research Analyst

Great. Appreciate that color. And just as a quick follow-up. As it relates to eCom and the platform there and the strong growth that Worldpay is seeing. Charles, when you think about now having access to that platform, is it really that you’re getting a lot more scale on the eCom side? Or is there also some additional technology that now comes to the forefront with Worldpay — with — at Vantiv that may help you compete against some of the more nontraditional digital payment players?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes, I think, it’s a combination. I think the most excitement is, the reach to all the various currencies and the schemes over 300 payment types is a real differentiator for us. I think actually combining how we go-to-market around helping our clients improve their revenue stream auth rates and — is going to even be more powerful. And we have a couple of other things that they have and we have that develop together. I think we’ll continue to leap progress ahead.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Philip E. R. Jansen - WorldPay Limited - CEO & Director

The only thing I would add to that. I mean, just — I know it’s obvious but I’m going to repeat it. I mean the fit of these 2 businesses, I mean, is extraordinarily strong. We are #9 in the U.S., and Vantiv #1 in the U.S. And so just combining us there, it’s satisfactory. And everywhere else around the world and we go to our customers, where typically while we’re always #1. So I mean just those 2 things kind of means that we can bring bear to the benefits of both organizations quickly to the respective parts that we didn’t previously cover in such a compelling fashion.

Operator

Your next question comes from Jeff Cantwell of Guggenheim.

Jeffrey Brian Cantwell - Guggenheim Securities, LLC, Research Division - VP and Analyst

With regards to the combining of Worldpay’s eCom platform and Vantiv’s eCom platform, can you just remind us what those revenues are on a combined basis right now? Essentially, I just want to understand what percentage of your total revenue basis coming from eCom? And then, how fast would that combined revenue base be growing? Just trying to develop a reasonable set of expectations for the combined eCom business.

Nathan A. Rozof - Vantiv, Inc. - SVP of IR

Yes, so this is Nate. So we obviously don’t break out Vantiv’s U.S. eCom revenue, but the trends there have been consistently strong with mid-single digit — or I’m sorry, mid-teens.

Stephanie Ferris - Vantiv, Inc. - CFO

Yes.

Nathan A. Rozof - Vantiv, Inc. - SVP of IR

Mid-teens, well, my apologies, on that revenue growth. But I’ll hand it over to the Worldpay guys, who’ll obviously provide a lot more disclosure around the strength of the their eCom business, and they can talk about the trends there.

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Yes. All I’d say, you could see our numbers. I think, we’re particularly pleased with the first half eCom numbers. I mean, 17% up on net revenue, 20% up on EBITDA, against an incredibly strong first half in 2016, is a really strong result, so — and we’re pleased with that. As Rick as said previously in terms of our guidance, we maintain the guidance that we have always stuck to. Rick, do you want to add anything to that?

C. Richard K. Medlock - WorldPay Limited - CFO & Director

No. Just to give the numbers, I mean, obviously, we do — we break out our eCom business as one of our business units in reporting segments. It did GBP 221 million worth of revenue in the first half, as Philip said, up 17%. So I’ll give some elements of the scale of it.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Jeffrey Brian Cantwell - Guggenheim Securities, LLC, Research Division - VP and Analyst

Okay. Appreciate that. And then just on the tax rate, I just want to clarify one thing. Is there anything else we should be aware of? I’m curious, as to whether there is a possibility of an inversion once the companies are being combined?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes — but no, there’ll be no inversion.

Operator

The next question comes from Craig Mauer of Autonomous.

Craig Jared Maurer - Autonomous Research LLP - Partner, Payments and Financial Technology

You talked a lot during the formal remarks about the ability to push IPOS globally. What’s the lead time do you think to get Mercury’s platform prepared for global expansion?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes. So I think from us first of all is getting transaction closed and then putting a road map together. But I think there is a lot of opportunities from existing clients and developers that are on our integrated platform today that are quite frankly looking to reach into other countries. So I think there is an opportunity. I think, the markets globally are a little bit different and the uptake will be probably not as fast as mature, where the U.S. is. But I think it’s going to be a tremendous and has a long tail opportunity across the world.

Craig Jared Maurer - Autonomous Research LLP - Partner, Payments and Financial Technology

Just a follow-up. You talked about LatAm as a big future opportunity. There is a lot of disruption right now in the Brazilian market. Do you think you can move fast enough to take advantage of that and achieve some of the growth rates that others in the market are seeing right now as new entrants?

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Well, the short answer is, yes. But I mean, you are right, it’s complicated and not that straightforward in that marketplace. The reason I’d say, yes, really is, because you’ve actually got a pretty strong proposition there, we strengthened it recently, as I said in my comments earlier on, we’ve actually got a very small market share, which also helps, okay. So we’re tiny in that market. So we’ve got actually great technology. We’ve got a low base, growing fast, and we got some fantastic clients. So we’re growing with those guys will allow us to use those benchmarks to grow further. So again, it’s the credibility we have of operating all around the world, which is helping us in Brazil and Argentina. And Ron, do you want — Rick, do you want to add anything?

C. Richard K. Medlock - WorldPay Limited - CFO & Director

I was simply going to say that up until now, Worldpay’s presence in Brazil and Latin America has been gateway only. And now we are able to do acquiring, that’s really the most recent development. So I think that’s a really exciting opportunity.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Operator

Your next question comes from Matthew Roswell from RBC.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

This is actually, Dan. Can you hear me?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes.

Stephanie Ferris - Vantiv, Inc. - CFO

We can.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

Great. So a couple questions. The revenue yields at Worldpay blended are like 25 basis points based on 2016 numbers, and your eCom are even higher. I guess, 2 things. One is, can you just help us understand the major differences between those and Vantiv’s, which look to be about 17 basis points?

Stephanie Ferris - Vantiv, Inc. - CFO

I can probably take a shot at that.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

You go, please.

Stephanie Ferris - Vantiv, Inc. - CFO

I think it’s primarily the fact that we have so many large clients that are taking our yield to be a little bit lower than if you look at Worldpay. So I think it’s just a matter of mix.

C. Richard K. Medlock - WorldPay Limited - CFO & Director

And also, the fact that we have the international component as well. And if you look at the eCom take rate, which is about 31 basis points, about half of that comes from acquiring, and then the other half of that comes from the ancillary services, foreign exchange, fraud and risk, gateway, alternative payment methods, which clearly, in Vantiv’s case, you don’t have foreign exchange compared in that.

Stephanie Ferris - Vantiv, Inc. - CFO

Right.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Right.

C. Richard K. Medlock - WorldPay Limited - CFO & Director

So that tends to boost us. I realized — and in terms of our U.K. business, which was all comparable with Vantiv’s business, where we have a lot of large corporates there, who we are in very low take rates, so single-digit basis point margins up to the SME space, where we’re at a 40, 50 basis points level.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

Got it. And I know you’re not prepared to kind of talk about the percentages of this concentric circle that comes together for you guys. But I got to believe that at some level the 17 basis points can merge closer to this 25 basis points over time as a blended number for revenue synergy purposes. I mean, is that a fair assumption to start with as we think about driving incremental top line?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

I would just say, we’re looking forward to bringing some of the products and the reach that Worldpay has to our clients. So how that all comes together will — over time, we’ll talk about. But basically bringing those extra features, the FX and other components that we think will be a positive effect for us.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

Can I just ask a question on Brexit. And I think I know the answer, but I want to make sure. So the European platform is portable both in the U.K. and outside of U.K. post-Brexit? In other words, there’s no incremental dollars that need to be put into the U.K. specifically from an acquiring perspective to have it kind of on soil?

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Yes. So today, Worldpay is licensed both in the U.K. and in Europe through the Central Bank. And we have a processing platform which the gateways go through both countries. And I think, we said previously that, the only potential increased investment may be that we would need to store transaction data outside of the U.K. within the EU, if that was a requirement. In which case, there would be some upgrading to data center capacity in the Netherlands, but other than that, pretty minor.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

Okay. But you have the physical infrastructure, so it’s just literally adding stacks?

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Yes. Correct. I mean, we — back in 2013, with the PSD1 Regulation, we already set up an operation in the Netherlands and processed a significant amount of transactional volume out of the Netherlands today. So that was already put up in place and done in 2013.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger ConferenceCall

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

Excellent. And then just one last one for Stephanie. The Fifth Third transaction, can you just tell us what we should be using for the TRA benefit to the tax rate?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Sure. Actually, I'll take that one. I can help you with that. So we're expecting the tax adjustment line to step up to — bear with me, $33 million for the last 2 quarters of the year.

Operator

Your next question comes from Joseph Foresi of Cantor Fitzgerald.

Joseph Dean Foresi - Cantor Fitzgerald & Co., Research Division - Analyst

I was wondering if you talk about some the challenges of going global. Maybe, you can talk about maybe the top 2 or 3. And any specific strategy in eCommerce? I'm sure it's going to get more crowded as the growth rates stay pretty aggressive in that area?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

I'd say the biggest thing that we have is to make sure that all our employees land well that we really — it's up to Philip, myself and our senior team to really explain the strategy in the mission, because I think, our employees are excited, but they take care of our clients every day. I would tell you that, when it comes to — it's an exciting space, but just like I talked about Integrated Payments, it's hard to do. It's hard to get all these countries. I mean, it takes years to get all these countries and it's difficult. So where everybody on a piece of paper and to create a strategy wants to put it down, the execution of it is, it takes a while and it's very difficult. So I think, our lead and combining us together gives us a lead in that. So even if people want to get into it, it's going to take them a while. And with the industry consolidating a little bit, I think, we're going to have an opportunity, have plans to grab share.

Philip E. R. Jansen - WorldPay Limited - CEO & Director

I might add to that. I think Charles and I have talked about this quite a lot. I think as Charles said, the issues are how we make our people feel comfortable with the new organization, because you got 2 different companies with 2 slightly different cultures. And bringing those together always needs great care and attention. And the good news is, we're very similar in lots of ways. So we have the same principle, the same philosophy, the same growth profile, actually. So I think that's the first one. The second one is, this company is going to be just much larger. By definition, more than double for us in terms of scope, that's pretty significant. And therefore, managing the complexity associated with that, comes back to the people that we have to lead in a certain way. So those are the issues. The one that's obvious, which I think we had a lot of questions on is, how do we answer the technology challenge of creating the right proposition step for our customers on the most efficient platform, now that we've got 2 companies coming together? So we got plenty of time. We have a plan for how we get the answers, but those are the issues as I see them.

C. Richard K. Medlock - WorldPay Limited - CFO & Director

But I think it's also just worth reminding people that today, Worldpay operates in over 150 countries and 126 currencies. And we support global customers today. And it's very hard for people to replicate that network and compete with us across-the-board. We built that capability over the last 20-odd years. And you need licenses in country, you need vertical market expertise and integrations, you got to have regulatory approvals, and clearly, you've got to have the feet on the ground in the networks and relationships. That network is available for Vantiv's existing customers to jump on the back of today. No one else can provide that globally. It is a unique capability. Other people have many different payment methods, other geographic companies, but no one has this broad base as Worldpay have.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger ConferenceCall

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

So I would say, to repeat that, 146 countries, 126 currencies, 300-plus payment types. I mean, that's what — that's a true scale is.

Joseph Dean Foresi - Cantor Fitzgerald & Co., Research Division - Analyst

Got it. And then just on the cost synergies. Anymore thoughts on the cadences out across years? It sounds like it's going to be obviously accretive in '19 and then '18 would be obviously a little bit maybe dilutive. I just wanted — I don't want to get ahead of ourselves on the modeling side to where we start thinking about the cost synergies?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, I think, we laid out thoughts around the timing and the cost synergies in the 2.7 that we filed this morning. We didn't?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

No.

Stephanie Ferris - Vantiv, Inc. - CFO

Okay. I think we'll have to come back to you in terms of thoughts around timing, but we do feel really good about getting there by the end of 2020 in terms of the full $200 million, but we probably need to give you some thoughts on how to think about the rollout.

Joseph Dean Foresi - Cantor Fitzgerald & Co., Research Division - Analyst

Okay. And then just lastly, on the combined entity, any thoughts on the reporting segments and the structure there? Obviously, we'd love to get the eCom specs?

Stephanie Ferris - Vantiv, Inc. - CFO

We may — no, not yet.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

She's going to be mad. She is not going to let us talk.

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. Not yet, not yet. Still working on it.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

We’re still developing it, yes.

Operator

The next question comes from Robert Napoli from William Blair.

Robert Paul Napoli - William Blair & Company L.L.C., Research Division - Partner and Co-Group Head of Financial Services and Technology

Vantiv has given out the mix of business between its high-growth verticals in the past. And I was wondering if you could update that based on the combined entity?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

We’re not updating it for the combined entity. Our mix in terms of high growth channels is from the Vantiv stand-alone side, remains consistent. We’ve now actually seen our high-growth channels move up to just over half of our Merchant Services segment, net revenue, which we’re really proud of. It demonstrates that, we’ve really transformed this business over the past few years, but we...

Stephanie Ferris - Vantiv, Inc. - CFO

And an update on the quarter, they continue to do really well above high-teens. So our high-growth channels from Vantiv cost stand-point continue as Nate said to be above 50% and continue to perform very well for us.

Robert Paul Napoli - William Blair & Company L.L.C., Research Division - Partner and Co-Group Head of Financial Services and Technology

And then, as part of your strategy as a combined entity, you talk about entering — adding new products in markets. What products are missing? Or do you think are opportunities for the combined entity and which markets do you feel like you are not in that you need to be bigger in or move into or become bigger in?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Well, like we talked about, we think Integrated Payments can travel the world, and we think that’s a great opportunity. We think that in the U.S. actually, by having this reach, it’s going to be even a lot more success with new business opportunities in the U.S. and also in different segments of the market where we’ve traditionally been in the higher-end in the eCom have the ability to come down lower and bring value propositions to them.

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Maybe I would add. I don’t know what you know Worldpay, but our global eCommerce division that we’ve been talking about a little bit earlier on that that’s where we’ve got all the large, fast-growing techie type companies online by definition. We have almost no — probably with tiny presence in the U.S. So that product set, we now get access to a product set in the U.S. that we can plug into our technology and a way we go for those customers. So we simply could not offer them anything in the domestic U.S. market.

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Robert Paul Napoli - William Blair & Company L.L.C., Research Division - Partner and Co-Group Head of Financial Services and Technology

Great. And last quick question, the corporate headquarters in Cincinnati versus London that would have discussion the deal may not have happen if the corporate headquarters is in London. What was the final decision on where the global corporate headquarters was located? And does it — how much does it matter?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Well, it’s a very good question. So the world is getting a lot smaller and people are always traveling. But the corporate headquarters is in Cincinnati and international headquarters as we look to launch and be in other countries, it really makes sense having that in London. I mean, when you look at how the quality people that are out here in the U.K. and how they understand all the other countries, similar to how we understand the U.S. and working together. So this is going to be really good partnership.

Operator

And your final question today comes from David Togut of Evercore.

David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

Philip , could you comment on the evolving competitive landscape in Continental Europe for merchant acquiring? We’ve seen some of your competitors build out growing partnerships. Clearly, you came out of RBS. Paypal recently announced that they’re going to issue Visa cards in Europe. How do you see the competitive landscape evolving in Continental Europe in particular? And how are you positioning the company to win in Continental Europe long term?

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Yes, it’s a really good question. Thank you. You’re right. In the European markets that they are pretty different looking across Germany, Italy, France, the Scandinavian region. There are different trends going on each of those markets as you rightly suggest. I think at the moment, as you know, we operate in the U.K. in the point-of-sale area and online, and then typically across the rest of Europe, we’re in the online space mainly. So we’re going to continue to drive that growth in the way that we described previously. But also look over a sort of 5-year time frame, how we can get into the maybe the SME market both the online and Integrated Payments using the Vantiv experience. So the thinking is along those lines. We’ll always be focusing on the merchant side. So I don’t anticipate us getting more into the consumer side or wallet side. So we understand that in the — around these markets, the local ACH tie is very important, and we’ll be able to participant in that in the right way.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

And when Philip and I talked about. I mean, if you think about the 300-type of payment methods that they have to allow us to do where — we’re going to transact how the merchant wants to transact, wherever their customer wants to transact. And we’re going to be able to deliver that. And while we have very — this industry has very good competitors. They’re all very good. We think putting the combination together will allow us to effectively compete, and we believe win more than half their share of market share.

David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

Understood. Just a quick final question for Stephanie. What’s the blended cost of debt for the combined companies?

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AUGUST 09, 2017 / 12:00PM, VNTV - Q2 2017 Vantiv Inc Earnings and Vantiv and Worldpay Merger Conference Call

Stephanie Ferris - Vantiv, Inc. - CFO

The blended cost of debt for the combined company is going to be about 3.7%.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Okay. Well, thanks, everybody for joining the call. Obviously, we’re very excited about the opportunity, and you’ll hear more as we progress. Have a great day.

Stephanie Ferris - Vantiv, Inc. - CFO

Thank you.

Philip E. R. Jansen - WorldPay Limited - CEO & Director

Thank you.

Operator

That does conclude today’s call. Thank you all for joining, and enjoy the rest of the day.

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